LOAN MODIFICATION AGREEMENT

         This Loan Modification Agreement is entered into as of January 17, 1997 and is effective as of December 29, 1996, by and between Sierra Semiconductor Corporation ("Borrower") whose address is 2222 Qume Drive, San Jose, CA 95131, and Silicon Valley Bank ("Lender") whose address is 3003 Tasman Drive, Santa Clara, CA 95054.

1. DESCRIPTION OF EXISTING INDEBTEDNESS: Among other indebtedness which may be owing by Borrower to Lender, Borrower is indebted to Lender pursuant to, among other documents, a Promissory Note, dated June 25, 1991, in the original principal amount of Five Million and 00/100 Dollars ($5,000,000.00) as amended from time to time (the "Note" and sometime referred to as the "Line"), and a Promissory Note, dated May 18, 1994, in the original principal amount of Three Million and 00/100 Dollars ($3,000,000.00) as amended from time to time (the "Term Loan"). Hereinafter, the Note and the Term Loan shall be referred to collectively as, the "Notes". Pursuant to a Loan Modification Agreement, dated July 1, 1996, the principal amount of the Line was increased to Twelve Million Five Hundred Thousand and 00/100 Dollars ($12,500,000.00). The Notes, together with other promissory notes from Borrower to Lender, are governed by the terms of a Business Loan Agreement, dated June 25, 1991, as such agreement may be amended from time to time, between Borrower and Lender (the "Loan Agreement"). Defined terms used but not otherwise defined herein shall have the same meanings as in the Loan Agreement.

Hereinafter, all indebtedness owing by Borrower to Lender shall be referred to as the "Indebtedness".

2. In connection with the repayment of the Indebtedness, Borrower has agreed not to sell, transfer, assign, mortgage, pledge, lease, grant a security interest in, or encumber any of Borrower's assets without Lender's prior written consent (which consent shall not be unreasonably withheld) (the "Non-hypothecation Agreement"). Concurrently herewith, Borrower shall execute an Assignment of Deposit Account agreement in favor of Lender against Borrower's specific Silicon Valley Bank Certificates of Deposit.

Hereinafter, the above-described security documents and guaranties, together with all other documents securing repayment of the Indebtedness shall be referred to as the "Security Documents". Hereinafter, the Security Documents, together with all other documents evidencing or securing the Indebtedness shall be referred to as the "Existing Loan Documents".

3.       DESCRIPTION OF CHANGE IN TERMS.

         A.       Modification(s) to the Note.

                  1. The principal amount of the Note is hereby decreased to Ten Million and 00/100 Dollars($10,000,000.00).

                  2. The paragraph entitled "Payment" is hereby amended in its entirety to read as follows:

                           From the date hereof until July 1, 1997 (the "Maturity Date"), Borrower may request Advances hereunder on a revolving basis. Prior to each Advance, Borrower shall comply with the Conditions Precedent to Each Advance (as described herein). Following each Advance, Borrower shall pay regular monthly payments of all accrued unpaid interest on such Advance beginning February 1, 1997 and all subsequent interest payments will be due on the same day of each month thereafter through the earlier to occur of (i) repayment of the Advance or (ii) the Maturity Date. The outstanding principal balance of all Advances plus all accrued interest not yet paid will be due and payable on the Maturity Date.

                           Interest on this Note is computed on a 365/360 simple interest basis; that is, by applying the ratio of the annual interest rate over a year of 360 days, multiplied by the outstanding principal balance, multiplied by the actual number of days the principal balance is outstanding. Borrower will pay Lender at Lender's address shown above or at such other place as Lender may designate in writing. Unless otherwise agreed or required by applicable law, payments will be applied first to accrued unpaid interest, then to principal, and any remaining amount to any unpaid collection costs and late charges.

                           Whenever Borrower desires an Advance, Borrower will notify Lender by facsimile transmission or telephone no later than 3:00 p.m. Pacific time, on the business day that the Advance is to be made. Each such notification shall be promptly confirmed by a Payment/Advance Form in substantially the form of Exhibit A hereto. In addition to the foregoing, Borrower shall comply with the Conditions Precedent to Each Advance.

                  3.       The    following   paragraph   entitled   "Conditions
                           Precedent to Each Advance" is hereby incorporated to read as follows:

                           At any time from the date hereof through July 1, 1997, Borrower may request advances (including issuing Standby Letters of Credit, Exchange Contracts and any other extensions of credit for the benefit of the Borrower) (each an "Advance" and collectively, the "Advances") from Lender in an aggregate amount not to exceed Ten Million and 00/100 Dollars ($10,000,000.00). To secure the Advances, Borrower shall pledge to Lender cash to be held in a Silicon Valley Bank Certificate of Deposit in an amount equal to one hundred percent (100%) of each Advance, which pledge shall remain in effect until Borrower's obligations under the Note have been satisfied. Borrower agrees to execute any and all documents necessary to perfect Lender's security interest therein.

                  4. The paragraph entitled "Variable Interest Rate" is hereby amended in its entirety to read as follows:

                           VARIABLE INTEREST RATE. The interest rate to be applied to each Advance under this Note shall be based on the rate payable under each Certificate of Deposit pledged to Lender to secure each Advance (the "Index"). The Index is not necessarily the lowest rate charged by Lender on its loans and is set by Lender in its sole discretion. Lender will tell Borrower the current Index rate of each Advance upon Borrower's request. Borrower understands that Lender may make loans based on other rates as well. The interest rate change will not occur more often than each time each Index is adjusted by Silicon Valley Bank. The interest rate to be applied to the unpaid principal balance of each Advance under this Note will be at a rate of 3.000 percentage point over such Index. NOTICE: Under no circumstances will the interest rate on each Advance under this Note be more than the maximum rate allowed by applicable law.

         B.       Modification(s) to Loan Agreement.

                  1.       The   paragraph  entitled  "Financial  Covenants"  is
                           hereby  amended  to  read,  in its entirety:

                           Borrower shall maintain, on a quarterly basis, minimum cash equal to three (3) times the then current outstanding principal balance of the Term Loan.

                  2. The paragraph entitled "Borrowing Base Formula" is hereby deleted in its entirety.

                  3.       The  paragraph  entitled   "Accounts  Receivable  and
                           Accounts Payable" is hereby deleted in its entirety.

                  4.       The   provision   allowing  Borrower  to   enter into
                           acquisitions   in  the  section   entitled  "Negative
                           Covenants" is amended as follows:

                           Borrower may enter into acquisitions with other companies provided the cash expended by such acquisitions shall not exceed $1,000,000.00, in the aggregate.

                  5. Borrower shall deliver to Lender, quarterly Compliance Certificates prepared by Borrower within thirty (30) days (rather than 45 days) after the end of each quarter.

                  7. The paragraph entitled "Daylight Overdraft" is hereby deleted in its entirety.

                  8. The paragraph entitled "Letters of Credit" is hereby amended in its entirety to read as follows:

                           Subject to the terms and conditions of this Agreement, Lender agrees to issue or cause to be issued Letters of Credit for the account of Borrower in an aggregate face amount not to exceed Ten Million and 00/100 Dollars ($10,000,000.00) minus the then outstanding principal balance of the Note, minus the Foreign Exchange Reserve; provided that the face amount of outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit) shall not in any case exceed Ten Million and 00/100 Dollars ($10,000,000.00). provided that Borrower's Letter of Credit reimbursement obligation shall be secured by cash on terms defined herein and in the Assignment of Deposit Account agreement of even date herewith. Each such Letter of Credit shall have an expiry date no later than one hundred eighty (180) days after the maturity date of the Note. All such Letters of Credit shall be, in form and substance, acceptable to Lender in its sole discretion and shall be subject to the terms and conditions of Lender's form of application and Letter of Credit agreement.

                           Borrower shall indemnify, defend and hold Lender harmless from any loss, cost, expense or liability, including, without limitation, reasonable attorneys' fees, arising out of or in connection with any Letters of Credit.

                           Borrower may request that Lender issue a Letter of Credit payable in a currency other than United States Dollars. If a demand for payment is made under any such Letter of Credit, Lender shall treat such demand as an Advance to Borrower of the equivalent of the amount thereof (plus cable charges) in United States currency at the then prevailing rate of exchange in San Francisco, California, for sales of that other currency for cable transfer to the country of which it is the currency.

                           Upon the issuance of any Letter of Credit payable in a currency other than United States Dollars, Lender shall create a reserve (the "Letter of Credit
                           Reserve") under the Note for Letters of Credit against fluctuations in currency exchange rates, in an amount equal to ten percent (10%) of the face amount of such Letter of Credit. The amount of such reserve may be amended by Bank from time to time to account for fluctuations in the exchange rate. The availability of funds under the Note shall be reduced by the amount of such reserve for so long as such Letter of Credit remains outstanding.

                  9. Notwithstanding the foregoing, the aggregate outstanding under the Note, the Foreign Exchange Reserve and the Letter of Credit Sublimit shall not exceed Ten Million and 00/100 Dollars ($10,000,000.00).

         C.       Grant of Security Interest.

                  In consideration of, among other things, Lender entering into this Loan Modification Agreement, Borrower hereby grants to Lender a security interest in specific Silicon Valley Bank Certificates of Deposit as referenced in the Assignment of Deposit Account agreement executed concurrently herewith.

                  Borrower acknowledges that Lender has given full new value for Borrower's pledge of the Certificates of Deposit, as described herein, such new value being Lender's agreement to release its interest in the Non-hypothecation Agreement between Borrower and Lender.

4. CONSISTENT CHANGES. The Existing Loan Documents are hereby amended wherever necessary to reflect the changes described above.

5. PAYMENT OF LOAN FEE. Borrower shall pay to Lender a fee in the amount of Five Thousand and 00/100 Dollars ($5,000.00) (the "Loan Fee") plus all out-of-pocket expenses.

6. NO DEFENSES OF BORROWER. Borrower (and each guarantor and pledgor signing below) agrees that it has no defenses against the obligations to pay any amounts under the Indebtedness.

7. CONTINUING VALIDITY. Borrower (and each guarantor and pledgor signing below) understands and agrees that in modifying the existing Indebtedness, Lender is relying upon Borrower's representations, warranties, and agreements, as set forth in the Existing Loan Documents. Except as expressly modified pursuant to this Loan Modification Agreement, the terms of the Existing Loan Documents remain unchanged and in full force and effect. Lender's agreement to modifications to the existing Indebtedness pursuant to this Loan Modification Agreement in no way shall obligate Lender to make any future modifications to the Indebtedness. Nothing in this Loan Modification Agreement shall constitute a satisfaction of the Indebtedness. It is the intention of Lender and Borrower to retain as liable parties all makers and endorsers of Existing Loan Documents, unless the party is expressly released by Lender in writing. No maker, endorser, or guarantor will be released by virtue of this Loan Modification Agreement. The terms of this paragraph apply not only to this Loan Modification Agreement, but also to all subsequent loan modification agreements.

8. CONDITIONS. The effectiveness of this Loan Modification Agreement is December 29, 1996 and is conditioned upon Borrower's payment of the Loan Fee and delivery of, among other things, an executed Assignment of Deposit Account agreement.

         This Loan Modification Agreement is executed as of the date first written above.

Borrower:                                    Lender:

SIERRA SEMICONDUCTOR CORPORATION             SILICON VALLEY BANK


By:/s/ Glenn C. Jones                         By:
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Name:  Glenn C. Jones                         Name:
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Title: Senior V.P. Finance - CFO              Title:
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